Executive Level Incentive Plan

1.    PURPOSE AND EFFECTIVE DATE

     1.1 The purpose of this Executive Level Incentive Plan (this “Plan”) is to provide financial incentives to certain corporate officers (the “Participants”) of ENGlobal Corporation (“ENGlobal” or the “Company”) to use their best efforts on behalf of the Company and to provide bonuses commensurate with the industry peer group if the Company is successful in raising earnings per share.

     1.2 This Plan was approved by the Board of Directors on December 16, 2004 and shall be effective as of January 1, 2005, and amended by the Board of Directors on March 28, 2006, to be effective as of January 1, 2006.

2.    ELIGIBLE PARTICIPANTS

     The Participants in this Plan shall be the Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer, Executive Vice President of Business Development, and such other participants as the Board of Directors may designate from time to time.

3.    BONUS POOL AND BONUS PAYMENTS

     The “Bonus Pool” (herein so called) from which bonuses shall be paid to Participants under this Plan shall be calculated and paid as follows:

     3.1 If the Company’s adjusted earnings per share (“EPS”) for the year for which the bonus is being paid (the “Current Year”), after subtracting any and all incentive compensation, exceeds adjusted EPS in the immediately preceding calendar year (the “Base Year”), then the Company shall contribute to the Bonus Pool in the amounts, and with the restrictions, as set below. “Adjusted Earnings per Share” shall mean the Company’s actual Earnings per Share for the Bonus Period as stated in the Company’s audited financial statements filed with its Annual Report on Form 10-K, but adjusted each year to exclude unusual or infrequent transactions. The amount of the “Bonus Pool” shall be determined as follows:

(1)	$88,000 for each penny per share of earnings the Company makes which is over and above the prior year’s earnings per share.

(2)

Notwithstanding anything herein to the contrary, the total Bonus Pool for this plan, plus the Key Manager Incentive Plan, shall not exceed 13.10% of adjusted pre-tax, pre-bonus earnings (after adjusting for non-operating and non-recurring events).

(3)	Additionally, no Participant shall be entitled to a bonus hereunder that is greater than 1.5 times the Participant’s annual salary for the year for which the bonus is paid.

     3.2 Bonus payments, if due hereunder, will be made within 75 days following the end of each year.

Executive Level Incentive Plan

4.    BONUS DETERMINATIONS

     The amount of the Bonus shall be divided among the Eligible Participants in proportion to their salaries for the year in which the bonus is being paid.

5.    MISCELLANEOUS

     5.1 This Bonus Plan shall be governed by the laws of the State of Texas, excluding choice of law and conflict of law principles that direct the application of the laws of a different state. The Board of Directors is hereby authorized to resolve any ambiguities in this Plan.

     5.2 This Bonus Plan represents the sole Bonus Plan covering the Participants, and all rights to participate in any other Bonus Plans (other than any plan under which the Company may award options or other equity consideration) are hereby revoked in their entirety. This Bonus Plan may be modified or amended at any time by the Board of Directors of the Company, with or without prior notice to the Participants.

     5.3 There are no third-party beneficiaries to this Bonus Plan.

     5.4 This Bonus Plan is an unfunded and unsecured compensation arrangement. It is not governed by the Employee’s Retirement and Income Security Act of 1974.

Adopted by Resolution of the Compensation Committee of the Board of Directors
April 17, 2006

/s/    William A. Coskey, P.E.
William A. Coskey, P.E.
Chairman of the Board

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